Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-236600

May 13, 2020

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated May 13, 2020

$500,000,000 1.250% NOTES DUE JANUARY 15, 2026

$1,250,000,000 2.000% NOTES DUE MAY 15, 2030

$1,000,000,000 2.750% NOTES DUE MAY 15, 2040

$1,250,000,000 2.900% NOTES DUE MAY 15, 2050

$1,000,000,000 3.125% NOTES DUE MAY 15, 2060

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / A+ (Stable) / A (Stable)

Note Type:	SEC Registered (No. 333-236600)

Trade Date:	May 13, 2020

Settlement Date (T+3):	May 18, 2020

Maturity Date:	January 15, 2026 (the “2026 Notes”) May 15, 2030 (the “2030 Notes”) May 15, 2040 (the “2040 Notes”) May 15, 2050 (the “2050 Notes”) May 15, 2060 (the “2060 Notes”)

Principal Amount Offered:	$500,000,000 (2026 Notes) $1,250,000,000 (2030 Notes) $1,000,000,000 (2040 Notes) $1,250,000,000 (2050 Notes) $1,000,000,000 (2060 Notes)

Price to Public (Issue Price):	99.613% (2026 Notes) 99.157% (2030 Notes) 97.084% (2040 Notes) 97.181% (2050 Notes) 97.345% (2060 Notes)

Net Proceeds (Before Expenses) to Issuer:	$496,315,000 (99.263%) (2026 Notes) $1,233,837,500 (98.707%) (2030 Notes) $964,340,000 (96.434%) (2040 Notes) $1,205,387,500 (96.431%) (2050 Notes) $965,450,000 (96.545%) (2060 Notes)

Interest Rate:	1.250% (2026 Notes) 2.000% (2030 Notes) 2.750% (2040 Notes) 2.900% (2050 Notes) 3.125% (2060 Notes)

Interest Payment Dates:

January 15 and July 15, commencing January 15, 2021 (2026 Notes)

May 15 and November 15, commencing November 15, 2020 (2030 Notes)

May 15 and November 15, commencing November 15, 2020 (2040 Notes)

May 15 and November 15, commencing November 15, 2020 (2050 Notes)

May 15 and November 15, commencing November 15, 2020 (2060 Notes)

Regular Record Dates:	January 1 and July 1 (2026 Notes) May 1 and November 1 (2030 Notes) May 1 and November 1 (2040 Notes) May 1 and November 1 (2050 Notes) May 1 and November 1 (2060 Notes)

Benchmark:

T 0.375% due April 30, 2025 (2026 Notes)

T 1.500% due February 15, 2030 (2030 Notes)

T 2.375% due November 15, 2049 (2040 Notes)

T 2.375% due November 15, 2049 (2050 Notes)

T 2.375% due November 15, 2049 (2060 Notes)

Benchmark Price / Yield:	100-08+ / 0.321% (2026 Notes) 108-02+ / 0.644% (2030 Notes) 125-01+ / 1.344% (2040 Notes) 125-01+ / 1.344% (2050 Notes) 125-01+ / 1.344% (2060 Notes)

Spread to Benchmark:	+100 basis points (2026 Notes) +145 basis points (2030 Notes) +160 basis points (2040 Notes) +170 basis points (2050 Notes) +190 basis points (2060 Notes)

Re-offer Yield:	1.321% (2026 Notes) 2.094% (2030 Notes) 2.944% (2040 Notes) 3.044% (2050 Notes) 3.244% (2060 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points (2026 Notes).

Make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points (2030 Notes).

Prior to November 15, 2039 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on or after November 15, 2039 (2040 Notes).

Prior to November 15, 2049 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 30 basis points; par call on or after November 15, 2049 (2050 Notes).

Prior to November 15, 2059 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 30 basis points; par call on or after November 15, 2059 (2060 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

Business Day:	Any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York or Minneapolis, Minnesota are authorized or required by law, regulation or executive order to close.

CUSIP / ISIN:	91324P DW9 / US91324PDW95 (2026 Notes) 91324P DX7 / US91324PDX78 (2030 Notes) 91324P DY5 / US91324PDY51 (2040 Notes) 91324P DZ2 / US91324PDZ27 (2050 Notes) 91324P EA6 / US91324PEA66 (2060 Notes)

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC HSBC Securities (USA) Inc. KeyBanc Capital Markets Inc. PNC Capital Markets LLC Santander Investment Securities Inc. TD Securities (USA) LLC

Co-Managers:

Academy Securities, Inc.

Bancroft Capital, LLC

BMO Capital Markets Corp.

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Loop Capital Markets LLC

MUFG Securities Americas Inc.

Regions Securities LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

* * *

It is expected that delivery of the notes will be made against payment therefore on or about May 18, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the delivery of the notes should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, BofA Securities, Inc. toll-free at (800) 294-1322, Deutsche Bank Securities Inc. toll-free at (800) 503-4611, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607 and Wells Fargo Securities, LLC toll-free at (800) 645-3751. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.